Exhibit 99

Innovative Food Holdings Announces 25th Consecutive Month of Month-Over-Month Overall Record Sales
Continued Strength in business as company heads towards Holiday Season

NAPLES, Fla., September 28, 2011 /PRNewswire/ -- Innovative Food Holdings, Inc. (OTCBB: IVFH - News), a nationwide marketer and purveyor of over 5,000 high quality gourmet food products to over 18,000 professional chefs and to the direct to consumer gourmet market via the web, announced today that the month of August 2011 represented the 25th consecutive month, of month-over-month sales for Innovative Food Holdings, as sales in August 2011 increased by approximately 19% compared to August 2010.

Mr. Sam Klepfish, Innovative Food Holdings' CEO, noted, "We had an excellent  month of August as  we continued to gain traction from various sales and marketing programs implemented in the first part of 2011 and we continue to see sales strength and strong momentum as we move towards the end of the 3rd quarter. In addition, we believe that both our gourmet foodservice business and our gourmet direct to consumer business are positioned very well for a strong 2011 holiday season.”

About Innovative Food Holdings:

Innovative Food Holdings, Inc., through its wholly owned subsidiaries, is in the business of marketing and selling high quality gourmet food and products.

About Food Innovations, Inc.:

Food Innovations, Inc., in partnership with one of the largest Foodservice distributors in the Unites States, provides over 5,000 of the highest quality gourmet food products to professional chefs throughout the United States. To learn more, visit the Food Innovations website at www.foodinno.com/. Food Innovations is a wholly owned subsidiary of Innovative Food Holdings, Inc.

About For The Gourmet, Inc.:

Through its website, and through additional sales channels, For The Gourmet Inc. provides the highest quality gourmet food products to the retail consumer market under the For The Gourmet line at www.forthegourmet.com and to the professional chef market under the For The Gourmet Pro line. To learn more visit the For The Gourmet website at http://www.forthegourmet.com/. For The Gourmet Inc. is a wholly owned subsidiary of Innovative Food Holdings, Inc. (OTCBB: IVFH).

About Food New Media Group.

Food New Media group is a wholly owned subsidiary of Innovative Food Holdings, Inc. and currently holds the company’s intellectual property rights related to its Artistre® line of molecular gastronomy products.

This release contains certain forward-looking statements and information relating to Innovative Food Holdings, Inc. (the "Company") that are based on the current beliefs of the Company's management, as well as assumptions made by, and information currently available to, the Company. Such statements reflect the current views of the Company with respect to future events and are subject to certain assumptions, including those described in this release. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as should, could, anticipate, believe, intend, plan, might, potentially or expect. The Company does not intend to update these forward-looking statements.

Contact:
Company Contact:
Innovative Food Holdings, Inc.
Sam Klepfish
(239) 449-3235
sklepfish@innovativefoodholdings.com